UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Cusip Number

FORM 12b-25

NOTIFICATION OF LATE FILING

(Check One) __ Form 10-K  __ Form 20-F __ Form 11-K  [X] Form 10-Q   X  Form N-SAR

For Period Ended:

[  ]     Transition Report on Form 10-K

[  ]     Transition Report on Form 20-F

[  ]     Transition Report on Form 11-K

[ X ]     Transition Report on Form 10-Q

[  ]     Transition Report on Form N-SAR

For the Transition Period Ended: MARCH 31, 2005

                                                 ____________________________

 READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM.  PLEASE PRINT OR TYPE

Nothing in the form shall be construed to imply that the Commission has verified any information contained herein.

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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION

THE MADONNA CORPORATION

Full Name of Registrant

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Former Name if Applicable

7816 CALLA DONNA PLACE, SW, CALGARY, AB T2V 2R1 CANADA

Address of Principal Executive Office (STREET AND NUMBER)

PART II - RULES 12b-25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed.  (Check appropriate box)

 __      (a)     The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

 [X]     (b)     The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

 __      (c)     The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed with the prescribed time period.  (Attach Extra Sheets if Needed)

While the draft of our quarterly statement and interim financials were prepared well in advance, they were inadvertently misplaced by our independent accountants.  The backlog of reports to be reviewed has caused this report to be filed late.

PART IV - OTHER INFORMATION

(1)      Name and telephone number of person to contact in regard to this notification

THOMAS CHARLTON

403

818-6440

                  (Name)

     (Area Code)      (Telephone Number)

(2)      Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such reports been filed?  If answer is no identify report(s).

         [X] Yes   ___ No

(3)      Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                       ___ Yes   [X] No

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made:

___________________________________________________

THE MADONNA CORPORATION

(Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date  5/17/05

By: /s/ Lance R. Larsen

            Lance R. Larsen, Secretary